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               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES
            EXHIBIT 11 - COMPUTATION OF NET INCOME (LOSS) PER COMMON
                          AND COMMON EQUIVALENT SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                Three Months Ended                    Six Months Ended
                                                                       June 30,                            June 30,
                                                           ---------------------------         ----------------------------
                                                             1996               1995              1996               1995
                                                           --------           --------         ---------           --------

Net income (loss)                                          $(18,538)          $    880          $(22,284)          $  8,151
                                                           ========           ========          ========           ========

Shares:
   Basic shares - weighted average of
      common shares outstanding                              90,409             88,327            90,255             88,254
   Additional shares, when dilutive,  assuming
      conversion of stock options and warrants                   --              1,687                --              1,558
                                                           --------           --------          --------           --------
   Primary shares                                            90,409             90,014            90,255             89,812
   Additional shares, when dilutive, assuming
      full dilution of stock options and warrants                --                 --                --                 --
                                                           --------           --------          --------           --------
   Fully-diluted shares                                      90,409             90,014            90,255             89,812
                                                           ========           ========          ========           ========

Primary and fully-diluted net income (loss)
   per common and common equivalent share                  $  (0.21)          $   0.01          $  (0.25)          $   0.09
                                                           ========           ========          ========           ========



Note 1: This calculation is submitted in accordance with the Securities Exchange Act of 1934 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because the calculation of primary and fully-diluted net income (loss) per common and common equivalent share results in a dilution of less than 3% or is anti-dilutive.